Service Agreement
(1)    SVB Financial Group UK Limited
(2)     Philip Cox
Dated    July 14, 2009

International HR\SVB Financial Group UK Svc Agreement_PCox
Rev. July 13, 2009

1
International HR\SVB Financial Group UK Svc Agreement_PCox
Rev. July 13, 2009

Contents

1.	Definitions and interpretation	1
2.	Appointment	3
3.	Term	3
4.	Duties	3
5.	Hours of work	5
6.	Place of Work	5
7.	Expenses	5
8.	Salary	5
9.	Incentive Compensation Plan (bonus)	6
10.	Signing bonus	6
11.	Enhanced redundancy	6
12.	Pension	7
13.	Other Benefits	7
14.	Share Option and Long Term Incentive Plan	7
15.	Holidays	7
16.	Sickness Absence	8
17.	Sick Pay	8
18.	Obligations during Employment	9
19.	Confidential Information	10
20.	Intellectual Property	11
21.	Garden Leave	11
22.	Payment in lieu of notice	13
23.	Summary Termination	13
24.	Retirement	14
25.	Reconstruction and Amalgamation	14
26.	Obligations after Employment	14
27.	Property	15
28.	Resignation from Appointments	15
29.	Suspension	15
30.	Disciplinary and Dismissal Rules	15
31.	Grievance	15
32.	Data Protection	16
33.	Warranty	17
34.	Deductions	17
35.	Power of Attorney	17
36.	Collective Agreements	17
37.	Entire Agreement	17
38.	Third Parties	17
39.	Assurances	18
40.	Releases and waivers	18
41.	Notices	18
42.	Governing law and jurisdiction	18
Schedule 1		19
(Post termination restrictions		19

International HR\SVB Financial Group UK Svc Agreement_PCox
Rev. July 13, 2009

This Agreement is made on    July 14, 2009

Between:

(1)	SVB Financial Group UK Limited (Company number: 05572575 whose registered office is at 34 Dover Street, London WlS 4NG, United Kingdom ("Company"); and

(2)	Philip Cox ("You").

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires:

"Agreement" means this Agreement (including any schedule or annexure to).

"Businesses" means any trade or other commercial activity which is carried on by the Company and any Group Company, or which the Company or any Group Company shall have determined to carry on with a view to profit in the immediate or foreseeable future.

"Commencement Date" means a date to be agreed between the parties but no later than 90 days from the date of this Agreement.

"Confidential Information" means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company and/or any Group Company including but not limited to:

(a)
information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service;

(b)
secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any Group Company;

(c)	lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and

(d)	any information in respect of which the Company and/or any Group Company owes an obligation of confidentiality to any third party.

"Duties" means your duties as referred to in clause 4.

"Employment" means your period of employment under this Agreement which shall be deemed to include any period of garden leave served under clause 21.

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"Group Companies" or "Group" means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of "parent company" in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and "Group Company" means any of them.

"HMRC" means Her Majesty's Revenue and Customs.

"Holiday Year" means the period 1 January to 31 December or such other period of one year as the Company may notify to you in writing from time to time.

"Incentive Compensation Plan" means the plan referred to in clause 9.

"Invention" means any know how , technique, process, improvement, invention or discovery (whether patentable or not) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during your Employment and which relates or could relate directly or indirectly to the Businesses.

"Material Interest" means:

(a)	the holding of any position (whether employed or engaged) or the provision of services as director, officer, employee, consultant , adviser, partner, principal, agent or volunteer;

(b)
the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any Recognised Exchange ; or

(c)	the direct or indirect provision of any financial assistance.

"Model Code" means the Model Code on directors' dealings in securities set out in the Listing Rules contained in the FSA handbook.

"Recognised Exchange" means any of a recognised investment exchange (as defined in s 285 Financial Services and Markets Act 2000 ("FSMA")), an overseas investment exchange (as defined in s 313 FSMA), or a relevant market (as defined in article 37 FSMA 2000 (Financial Promotion) Order 2001.

"Signing bonus" means the signing bonus referred to at clause 10.

"Termination Date" means the date on which the Employment terminates.

"Works'' means all works including without limitation all copyright works or designs originated, conceived, developed or written by you alone or with others during the Employment which relate to or could relate to the Businesses.

1.2	In this Agreement, unless the context otherwise requires:

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(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

(ii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)	a reference to:

(i)	a "person" includes any individual, firm, body corporate, association or partnership , government or state (whether or not having a separate legal personality);

(ii)
clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear; and

(iii) "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(d)	Except where otherwise stated, words and phrases defined in the City Code on Take-overs and Mergers or in the Companies Act 2006 have the same meaning in this Agreement.

2.	Appointment

The Company appoints you and you agree to serve as Head of UK, Europe & Israel, Global Markets of the Company or such other position as the Company may reasonably require from time to time on the terms of this Agreement.

3.	Term

3.1	Your Employment with the Company shall commence on the Commencement Date. No previous employment shall count as part of your continuous period of employment.

3.2
Subject to the terms of this Agreement, and unless terminated in accordance with clause 23, your Employment shall continue until terminated by either party giving to the other not less than 3 months' prior written notice.

4.	Duties

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4.1
You shall carry out such duties as attach to your office of Head of UK, Europe & Israel, Global Markets and any other duties for the Company and/or any Group Company (whether or not commensurate with your position) which the Company assigns to you from time to time.

4.2
Without additional remuneration, you shall accept and bold for such period(s) as specified by the Company, any office(s) including any post(s) as director, company secretary, trustee, nominee and/or representative of the Company and/or any Group Company.

4.3	Subject to the terms of this Agreement, you shall:

(a)	devote the whole of your working time and attention to the Employment;

(b)
perform the Duties faithfully and diligently and exercise such powers consistent with those Duties as are assigned to or vested in you by the Company and/or any Group Company and in all cases you shall do so jointly with any person(s) appointed by the Company from time to time;

(c)
comply with all common law, fiduciary and statutory duties to the Company and any Group Company, including, but not limited to the seven statutory duties set out in s 171 - 177 Companies Act 2006, so far as they are in force;

(d)	obey all lawful and reasonable directions of the Company;

(e)	observe in form and spirit such restrictions or limitations as may from time to time be imposed by the Company;

(f)	implement and observe in form and spirit any relevant Company and/or Group Company policy, procedures, rules and regulations (whether formal or informal);

(g)	use your best endeavours to foster the Company's interests and save where this causes a conflict with the Company's interests, those of its other Group Companies;

(h)
report to the Company any relevant wrongdoing (including any misconduct or dishonesty) whether committed, contemplated or discussed by any director, employee or worker of the Company and/or any Group Company of which you are aware and irrespective of whether this may involve any degree of self incrimination; and

(i)
keep the Company properly and fully informed in such manner prescribed (with explanations where requested) of your compliance with the Duties and the affairs of the Company and/or any Group Company; and

(j)	do such things necessary to ensure that you and the Company and/or any relevant Group Company comply with the Combined Code on Corporate Governance of the UK Listing Authority.

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5.	Hours of work

You shall work such hours as may be necessary for the proper discharge of your Duties. You agree that your employment falls within Regulation 20 of the Working Time Regulations 1998.

6.	Place of Work

6.1	Your principal place of work shall be at 34 Dover Street, London WlS 4NG. The Company reserves the right to change your principal place of work on giving reasonable prior notice to you.

6.2
You shall travel to and work on a temporary basis from such locations within and outside of the United Kingdom as the Company may reasonably require. There is no current requirement for you to work outside the United Kingdom for any consecutive period of one month or more.

7.	Expenses

7.1
The Company w ill reimburse to you (or as the case may be procure the reimbursement of) all expenses wholly, properly and necessarily incurred by you in the performance of the Duties subject to production within 30 days of the expense being incurred of such receipts or other evidence of expenditure as the Company may reasonably require in accordance with the Company's policy on expenses in force from time to time.

7.2
If you are provided with any credit or charge card by the Company, you must take good care of it and use it solely for expenses incurred by you in carrying out the Duties and in accordance with any applicable Company policy. The loss of any such card must be reported immediately to the Company and it must be returned to the Company immediately upon request.

8.	Salary

8.1
You will be paid a salary of £150,000 per annum, subject to deduction of such tax and national insurance as the Company is required by law to deduct and which is inclusive of any fees you are entitled to as a director of the Company and/or any Group Company.

8.2	Your salary will accrue from day to day and is payable in equal monthly instalments in arrears each month, directly into a bank or building society account nominated by you.

8.3
Your salary will be reviewed by the Company from time to time at least annually, save where you are working under notice of termination. There is no obligation on the Company to increase your salary. Any increase awarded will be effective from the date specified by the Company.

8.4
The Company may, in its absolute discretion, pay additional remuneration to you, whether by way of bonus or otherwise. Any such payment shall not form part of your salary for the purposes of this clause 8.

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9.	Incentive Compensation Plan (bonus)

9.1
Subject to Clauses 9.3 and 9.4, you shall be entitled to participate in SVB Financial Group's Senior Management Incentive Compensation Plan ("ICP") details of which will be provided to you separately and for the purposes of which you shall be treated as a Member as defined in that plan. For the avoidance of doubt, to the extent that any provision contained within the ICP is incompatible with English Law the Company retains absolute discretion as to the application of the ICP.

9.2
Subject to clauses 9.3 and 9.4 below and at the Company's absolute discretion, provided that the Group, the Company, your business unit and you all achieve or exceed revenue and performance targets, it is estimated that you will be entitled to earn a bonus under the ICP of 75% of your base salary (pursuant to Clause 8.1 above) . The Company reserves the right to award a nil bonus.

9.3
Any bonus awarded to you shall be purely discretionary, shall not form part of your contractual remuneration under this Agreement and shall not be pensionable. The making of an award shall not oblige the Company to make any subsequent bonus awards.

9.4	Notwithstanding clauses 9.1 and 9.2 you shall have no right to be awarded or where an award has been made, paid a bonus (pro rata or otherwise) if:

(a)	you are subject to any capability and/or disciplinary procedures; and/or

(b)	your employment has terminated (whether lawfully or unlawfully) or you are under notice of termination (whether given by you or the Company).

10.    Signing bonus

10.1
Subject to clause 10.2, the Company shall award you a Signing Bonus of £35,000, subject to deduction of such tax and national insurance as the Company is required by law to deduct, which will be paid to you as soon as practicable after you commence employment. This bonus shall not form part of your contractual remuneration under this Agreement and shall not be pensionable.

10.2
You agree to repay the Signing Bonus paid pursuant to clause 10.1 if within a year of payment your employment has terminated (whether lawfully or unlawfully) or you are under notice of termination (whether given by you or the Company) other than by reason of redundancy.

11.    Enhanced redundancy

11.l
If your employment is terminated by the Company by reason of redundancy you are entitled to receive, subject to deduction of such tax and national insurance as the Company is required by law to deduct, 4 weeks of your annual base salary per year of service, subject to this amount being a minimum of 6 months annual base salary and a maximum of 8 months annual base salary. For the avoidance of doubt, this figure shall be reduced by an amount equal to any period of your notice that you refused to work or

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were not required to work having been paid in lieu of notice pursuant to clause 22 or placed on Garden Leave pursuant to clause 21.

12.    Pension

The Company operates a pension scheme for its employees in which you shall be eligible to participate . No contracting-out certificate pursuant to the Pension Schemes Act 1993 is in force in respect of your employment.

13.	Other Benefits

13.1	You shall be eligible to participate in the Company's medical plan. Participation and entitlement to benefits under the Company's medical plan is subject to:

(a)	the terms of the relevant plan as amended from time to time;

(b)	the rules or policies as amended from time to time of the relevant provider;

(c)	acceptance by the relevant provider; and

(d)	satisfaction of the normal underwriting requirements of the relevant provider and the premium being at a rate which the Company considers reasonable .

13.2	Any other benefit provided to you shall unless otherwise agreed in writing be at the discretion of the Company who may, at any time, withdraw or vary the terms of such benefit as it sees fit.

14.	Share Option and Long Term Incentive Plan

14.1
The terms of the Employment shall not be affected in anyway by your participation or entitlement to participate in any long term incentive plan or share option scheme. Such schemes and/or plans shall not form part of the terms of the Employment (express or implied).

14.2
In calculating any payment, compensation or damages on the termination of the Employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such schemes and/or plans referred to in clause 14.1 or any impact upon participation such termination may have.

14.3	This clause 14 does not in anyway indicate any right or entitlement to participate in any such schemes and/or plans.

15.	Holidays

15.1
In addition to the usual public or bank holidays in England and Wales, you are entitled to 25 working days' paid holiday in each Holiday Year (pro rated to the nearest whole day for the Holiday Year in which the Employment commences and terminates).

15.2	Holiday must be taken at such times as are agreed with the Company. On giving at least 5 days notice, the Company may require you to take any accrued but untaken

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holiday where you are under notice of termination (including where you are on garden leave pursuant to clause 21).

15.3
You may not without consent of the Company carry forward any part of your holiday entitlement to a subsequent Holiday Year. Save as provided for in clause 15.4 no payment in lieu will be made of any unused holiday entitlement in any Holiday Year.

15.4	On termination of the Employment :

(a)	you will be entitled to pay in lieu of any accrued but untaken holiday entitlement; and/or

(b)
you will be required to repay to the Company any salary received for holiday taken in excess of your accrued entitlement (which you agree may be deducted from any payments, including salary, due to you from the Company).

Any payment or repayment pursuant to this clause will be calculated on the basis of 1/260 of your salary payable pursuant to clause 8 for each day of holiday. It will not be calculated on any entitlement to bonus, commission, allowance or other payment.

16.	Sickness Absence

16.1
If you are unable to perform the Duties due to sickness or injury, you shall report this fact as soon as possible on the first working day of incapacity to the Company indicating so far as practicable the date on which you expect to return to work. You shall keep the Company informed and provide it with such certification of your condition as it may require.

16.2	If at any time in the reasonable opinion of the Company you are unable to perform all or part of the Duties due to sickness or injury, you will at the request and expense of the Company:

(a)	consent to an examination by a doctor nominated by the Company; and

(b)	authorise the doctor to disclose to and discuss with the Company, his or her report (including copies) of the examination and your fitness for work.

16.3
The Company is entitled to rely on the reasonable opinion of any doctor engaged to examine you under clause 16.2 as to your fitness for work. Where such doctor considers you to be unfit for work, you are not entitled to receive any payment in excess of any sick pay entitlement pursuant to clause 17.

16.4
If you are incapable of performing the Duties due to sickness or injury for a period or periods aggregating at least 3 months in any period of 12 months the Company may, by not less than 3 months' prior written notice given at any time whilst such incapacity continues, terminate the Employment. Upon termination of the Employment under this sub-clause you shall cease to be entitled to any payment under clause 17.1 or any other provision of this Agreement.

17.	Sick Pay

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17.1
Subject to compliance with clause 16 and clauses 17.3 and 17.4 below, you will be entitled to your salary (subject to clause 8.1) pursuant to the standard SVB Financial Group policy for such illness/sickness. A copy of this policy is available from Human Resources. Any payment made to you under this clause is inclusive of your entitlement (if any) to statutory sick pay (for which your qualifying days are Monday to Friday).

17.2
For the purpose of clauses 17.1 and 17.4 any delay by the Company in terminating the provision of sick pay and/or any other remuneration and/or benefits will not constitute a waiver of its right to do so.

17.3	If your sickness or injury is or appears to be caused by the negligence, nuisance or breach of any statutory duty of a third party, in respect of which damages are or may be recoverable you shall:

(a)
immediately notify the Company of all relevant facts and of any claim, compromise, settlement or judgement made or awarded in connection with it and all relevant particulars that the Company may reasonably require; and

(b)
if required by the Company, refund to the Company that part of any damages or compensation recovered by you relating to your loss of earnings for the period of sickness or injury as the Company reasonably determines provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of sickness or injury.

17.4	This clause 17 is without prejudice and does not limit in anyway the Company's right to terminate your employment pursuant to this Agreement.

18.	Obligations during Employment

18.1	Save with the prior written permission of the Company, you shall not during your employment (whether during or outside normal working hours):

(c)	hold any Material Interest in any person which:

(i)	is or shall be wholly or partly in competition with any of the Businesses;

(ii)	impairs or might reasonably be thought by the Company to impair your ability to act at all times in the best interests of the Company and/or any Group Company; and/or

(iii)	requires or might reasonably be thought by the Company to require you to make use of or disclose any Confidential Information to further your interests in that person;

(d)	take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any of the Businesses;

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(e)	carry out any public or private work other than the Duties (whether for profit or otherwise);

(d)
directly or indirectly receive in respect of any goods or services sold or purchased or any other business transacted (whether or not by you) by or on behalf of the Company and/or any Group Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by the relevant Company and/or Group Company rules or guidelines. You will account to the Company for the value of any such inducement.

18.2
You agree that during the Employment, you are and shall always be subject to the provisions of the SVB Financial Group Code of Conduct and any and all other employment or other policies of SVB Financial Group, Silicon Valley Bancshares, SVB Financial Group UK Limited, and all of their respective affiliates and subsidiaries. A copy of the Code of Conduct can be obtained from the SVB intranet site.

18.3
You shall observe relevant rules of law, requirements , recommendations, rules and regulations (as amended from time to time) of the London Stock Exchange Plc or any other Recognised Exchange, the Model Code and/or the FSMA and the Company guidelines/codes relating to dealings in shares, debentures or other securities of the Company and/or any Group Company. In relation to overseas dealing you shall observe all laws and all regulations of the stock exchange, market or dealing system in which country or state such dealings take place.

18.4
You shall not (and shall procure so far as you are able that your spouse and children shall not) deal or become or cease to be interested (within the meaning of Part I, Schedule 13, Companies Act 1985) in any securities of the Company without complying with any Company rules or guidelines from time to time relating to securities transactions.

19.	Confidential Information

19.l
You shall not either during the Employment or at any time after its termination (howsoever arising), directly or indirectly, use, disclose or communicate to any person whatsoever and, shall use your best endeavours to prevent the publication or disclosure of, any Confidential Information.

19.2	Clause 19.1 does not apply to :

(a)	any use or disclosure in the proper performance of the Duties, as authorised by the Company and/or as required by law;

(b)	any information which is already in or comes into the public domain other than through your unauthorised disclosure; and/or

(c)	any protected disclosure within the meaning of s43A Employment Rights Act 1996 provided, where at the relevant time you are employed by the Company,

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you have fully complied with the Company's procedures relating to such disclosures.

20.	Intellectual Property

20.l
You shall promptly disclose to the Company full details of any Invention and/or Works (including, without limitation, any and all computer programs, photographs, plans, records, drawings and models) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during the Employment and which relates or could relate directly or indirectly to the Businesses. You shall treat all Inventions and Works as Confidential Information of the Company and/or any Group Company.

20.2	To the extent not already vested in the Company and/or any Group Company by operation of law, you:

(a)
shall hold any Invention and/or Work on trust for the Company and/or any Group Company until any rights to such Invention and/or Work have been fully and absolutely vested in the Company in accordance with the remaining provisions of this clause 20;

(b)
shall subject to clauses 39-43 of the Patents Act 1977 assign to the Company all patents and rights to apply for patents or other appropriate forms of protection in each Invention throughout the world;

(c)
hereby assign by way of present and future assignment all copyright, design rights and other proprietary intellectual property rights (if any) for their full terms throughout the world in respect of the Works.

(d)
shall execute any document necessary to assign to the Company any rights referred to under this clause 20 and at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires) to vest such rights in the Company including without limitation applying and joining in with the Company in applying for any protection for or registration of any such rights to enable the Company and/or any Group Company and/or its or their nominee to obtain the full benefit and/or substantiate the rights of the Company and/or any Group Company under paragraphs (a), (b) and (c).

20.3	You acknowledge and agree that the patenting and exploitation of any Invention shall be at the sole discretion of the Company.

20.4
You irrevocably and unconditionally waive in favour of the Company and/or any Group Company any and all moral rights conferred on you by Chapter IV , Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any Work the rights in which are vested in the Company whether by clause 20.2 or otherwise.

21.    Garden Leave

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21.l
During any period of notice to terminate the Employment (whether given by you or the Company), or if you purport to terminate the Employment in breach of this Agreement, the Company may for all or part of that period, in its absolute discretion (and notwithstanding any other provisions of this Agreement) require you:

(a)	to perform only such of the Duties as it may allocate to you or such other projects or duties as may be required (whether or not they fall within clause 4);

(b)	not to perform any of the Duties;

(c)
not to have any contact (other than purely social contact) or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company and/or any Group Company save as determined by the Company;

(d)	to disclose to the Company any attempted contact (other than purely social contact) with any person with whom you have been required not to have any contact pursuant to this clause;

(e)	to take any accrued holiday entitlement (in accordance with clause 15.2);

(f)	not to enter any premises of the Company and/or any Group Company nor to visit the premises of any suppliers and/or customers of the Company and/or any Group Company;

(g)
to return as requested by the Company any mobile telephone handset, SIM card, laptop computer and/or any other Company and/or Group Company property, including Confidential Information, the Company may require; and/or

(h)	to resign immediately from any offices you hold in the Company and/or any Group Company.

21.2
You agree that any action taken on the part of the Company and/or any Group Company pursuant to clause 21.l shall not constitute a breach of this Agreement of any kind whatsoever nor will you have any claim against the Company and/or any Group Company in respect of such action.

21.3
Without prejudice to any other terms of this Agreement and save as expressly agreed otherwise in clause 21.1 above, during any period in which action is taken on the part of the Company and/or any Group Company pursuant to clause 21.1:

(a)
you shall continue to be entitled to your salary and contractual benefits save that, should you work for any other person or on your own account and fail to be available for work at any time, your right to salary and contractual benefits in respect of such period of non-availability shall be forfeit, notwithstanding any other provision of this Agreement;

(b)	you shall owe a duty of utmost good faith to the Company and/or any Group Company; and

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(c)
you shall remain an employee of the Company and be bound by the terms and conditions of this Agreement. In particular, you agree that you will not work for any other person or on your own account and save, during any periods of holiday taken under this Agreement, you shall remain readily contactable and available to work for the Company and/or any Group Company.

22.	Payment in lieu of notice

22.1
The Company may in its absolute discretion, terminate the Employment at any time with immediate effect and pay you a sum equal to the basic salary you would have received during your notice period pursuant to clause 8.1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions ("Payment in Lieu"). The Payment in Lieu shall not include any payment in respect of:

(a)	any bonus or commission payments that might otherwise have been paid to you during the period for which the Payment in Lieu is made;

(b)	benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; or

(c)	any holiday entitlement that would have accrued to you during the period for which the Payment in Lieu is made.

22.2	Subject to clause 22.3, the Company will make any payment pursuant to clause 22.1, at its absolute discretion within 14 days of the termination of your employment.

22.3
You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 22.1. Nothing in this clause 22 shall prevent the Company from terminating your Employment in breach.

23.	Summary Termination

23.1
The Company may terminate the Employment at any time in writing, without notice or pay in lieu of notice, and with no liability to make any further payment to you, save for the amounts accrued due to the Termination Date, if:

(a)	you commit any act of gross misconduct;

(b)
your conduct (whether or not it occurs during or in the context of the Employment) is such that it may in the reasonable opinion of the Company bring the Company and/or any Group Company into disrepute and/or is calculated or likely prejudicially to affect the interests of the Company and/or any Group Company;

(c)	you are negligent and/or incompetent in the reasonable opinion of the Company in the performance of your Duties;

(d)	you commit any serious or repeated breach of this Agreement;

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(e)
you are convicted of any criminal offence (other than an offence under the road traffic legislation in the United Kingdom or abroad for which you are not sentenced to any term of imprisonment, whether immediate or suspended);

(f)	you commit any act of fraud or dishonesty relating to the Company and/or any Group Company, any of its or their employees, customers or otherwise;

(g)	you become of unsound mind or a patient for the purposes of any statute relating to mental health so that in the opinion of the Company you are unable to perform your Duties;

(h)
a bankruptcy petition is presented against you or you become bankrupt or an interim order is made in respect of you pursuant to section 252 of the Insolvency Act 1986 or you make any arrangement or composition with your creditors generally (including an Individual Voluntary Arrangement) or have a County Court administration order made against you under the County Court Act 1984.

23.2
The rights of the Company under clause 23.1 are without prejudice to any other rights that it may have at law to terminate the Employment or accept any breach of this Agreement by you as having brought the Agreement to an end and any delay by the Company in exercising its rights under clause 23.1 shall not constitute a waiver of such rights.

24.    Retirement

24.	1 Subject to clause 24.2 below, your employment shall automatically terminate when you reach the age of 65.

24.2	You may request to work beyond the normal retirement date. Please refer to the Company's HR Department for further details and the procedure and timescales for exercising this right.

25.	Reconstruction and Amalgamation

If the Employment is terminated by reason of any reconstruction or amalgamation of the Company and/or any Group Company whether by winding up or otherwise and you are offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you shall have no claim against the Company or any such undertaking arising out of or in connection with such termination.

26.	Obligations after Employment

Without prejudice to the other terms of this Agreement, you agree that following the termination of your Employment for any reason whatsoever, you will be bound by and you will comply with the terms and conditions set out in Schedule 1 to this Agreement.

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27.	Property

At any time during the Employment or following its termination (for whatever reason), as requested by the Company and/or any Group Company, you agree to:

(a)	return to the Company and/or any Group Company or irretrievably destroy or delete:

(i)
any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) and/or any copies or extracts of the same relating to the Businesses; and

(ii)	any other property of the Company and/or any Group Company

in your possession, custody and/or directly or indirectly under your control;

(b)
inform the Company of all passwords, pass codes, pin n umbers and any other similar information used by yourself in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any Group Company.

28.	Resignation from Appointments

At any time, at the request of the Company and/or any Group Company, you agree to resign from any directorships, offices, appointments and/or trusteeships which you hold with the Company and/or any Group Company without claim for compensation and your resignation shall not affect in anyway the continuance of this Agreement.

29.	Suspension

In order to investigate a complaint against you of misconduct and/or poor performance, the Company may suspend you for so long as may be necessary to carry out a proper investigation and complete any appropriate disciplinary and/or capability process. During any period of suspension you shall continue to receive your salary and contractual benefits.

30.	Disciplinary and Dismissal Rules

30.1
You are subject to the Company's disciplinary rules and procedures, in force from time to time a copy of which is available from the Company's HR Department and such other procedures of this nature as may from time to time be adopted. Application of any such procedure is at the Company's discretion and is not a contractual entitlement.

30.2
If you are dissatisfied with any disciplinary decision to dismiss you, you should refer such dissatisfaction in writing to the Company's HR Department, who will proceed in accordance with the appeal procedure set out in the appropriate Company procedure.

31.	Grievance

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If you have any grievance relating to the Employment (other than one relating to a disciplinary decision or a decision to dismiss you), you should refer such grievance in writing to Company's HR Department in accordance with the Company's grievance procedure in force from time to time (a copy of which is available from Company's HR Department. If the grievance is not resolved at this stage, you can appeal in accordance with the appeal procedure set out in the grievance procedure. Application of the grievance procedure is discretionary and not a contractual entitlement.

32.	Data Protection

32.1
The Company and any Group Company shall process your personal data (including, where necessary, sensitive personal data, such terms being defined in the Data Protection Act 1998) in their paper-based and computerised systems. You consent to the processing of such data both inside and, where necessary, outside the European Economic Area for the purposes of:

(a)	salary, benefits and pensions administration and employee management;

(b)	health administration and for the purposes of health insurance/benefits;

(c)	training and appraisal, including performance records and disciplinary records;

(d)	equal opportunities monitoring;

(e)
any potential change of control of the Company and/or Group Company, or any potential transfer of employment under the Transfer of Undertakings (Protection of Employment) Regulations 2006. In such circumstances, disclosure may include disclosure to the potential purchaser or investor and their advisors;

(f)	promoting or marketing of the Company and/or any Group Company and/or its or their products or services;

(g)    compliance with applicable procedures, laws and regulations; and/or

(h)	any other reasonable purposes in connection with your employment about which you shall be notified from time to time.

32.2
You acknowledge and accept that in order to fulfil the purposes set out above, it may be necessary to pass your personal data (or sensitive personal data, as appropriate) to regulatory bodies, government agencies and other third parties as required by law or for administration purposes.

32.3
You acknowledge and accept that the Company and/or any Group Company may monitor electronic correspondence (including email , voice and text messages) which you receive at work and/or on Company systems and/or property provided to you by the Company and/or any Group Company for the purposes of your work in order to ensure the integrity of its information technology or to prevent or detect criminal behaviour or behaviour which contravenes employment legislation and/or other Company and/or Group Company policies. Further details about the Company's

International HR\SVB Financial Group UK Svc Agreement_PCox
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and/or any Group Company's monitoring activities are set out m the Monitoring Policy.

32.4	You agree to use all reasonable endeavours to keep the Company informed of any changes to your personal data or sensitive personal data and to comply with all relevant data protection legislation.

33.	Warranty

33.1
You warrant that you are not bound by nor subject to any court order, arrangement, obligation (express or implied), restriction or undertaking (contractual or otherwise) which prohibits or restricts you from entering into this Agreement or performing the Duties.

33.2
You undertake to indemnify the Company and/or any Group Company against any claims, costs, damages, liabilities and/or expenses which the Company and/or any Group Company may incur as a result of any claim that you are in breach of any order, arrangement, obligation, restriction or undertaking referred to in clause 33.1.

34.	Deductions

You agree that at any time the Company may deduct from your salary or any other sums owed to you any money you owe to the Company and/or any Group Company.

35.    Power of Attorney

If you fail to comply with any request(s) under clauses 20.1 and 20.2, you irrevocably authorise the Company and/or any Group Company to appoint a person in your name and on your behalf to sign any documents or do any things necessary or requisite for the purposes of giving the Company and/or any Group Company and its or their nominee the full benefit of clause 20.3.

36.	Collective Agreements

There are no collective agreements which affect the terms and conditions of your employment.

37.	Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of your employment or engagement by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

38.	Third Parties

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

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Rev. July 13, 2009

39.	Assurances

SVB Financial Group will ensure that its subsidiary (the Company) will perform under the Agreement with you, including insuring the subsidiary makes all payments required under the employment contract.

40.	Releases and waivers

40.1
The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by you without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

40.2
No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

41.	Notices

41.1
Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by prepaid first class post or facsimile, with a confirmatory copy sent by prepaid first class post to, in your case, your last known residential address or, in the case of the Company, the Company Secretary at the Company's registered office.

41.2	A notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally to a party or to the specified address;

(b)	on the second working day after posting by first class prepaid post; or

(c)	2 hours after transmission if served by facsimile on a business day prior to 3pm or in any other case at l 0 am on the business day after the date of despatch.

40.	Governing law and jurisdiction

42.1	This Agreement shall be governed by and construed in accordance with English law.

42.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the English courts.

In witness this Deed has been executed on the date appearing at the head of page 1.

International HR\SVB Financial Group UK Svc Agreement_PCox
Rev. July 13, 2009

Schedule 1

(Post termination restrictions)

1.    Definitions and interpretation

1.1
In this Schedule, unless the context otherwise requires, the following additional definitions shall apply (in addition to the definitions contained in the Agreement to which this Schedule is annexed and of which it forms a part):

"the Business" means the business of the Company or any part thereof and any other business or part thereof carried on by any Group Company as at the Termination Date and/or during the Protected Period and in respect of which the Duties have been materially concerned or about which you have acquired Confidential Information.

"Customer" means any person who at any time during the Protected Period was a customer of the Company or any Group Company and was a person with whom you had material personal dealings or in relation to whom you have acquired Confidential Information.

"Garden Leave Period" means any period during which the Company has exercised its rights pursuant to clause 21 of the Agreement to which this Schedule is annexed.

"Goods and/or Services" means any goods and/or services competitive with those supplied by the Company or any Group Company at any time during the Protected Period and in relation to which you were materially involved or concerned or for which you were responsible during that period.

"Key Employee" means any person who at any time during the Protected Period is or was employed or engaged by the Company or any Group Company in a senior, managerial, sales, marketing, technical or supervisory capacity and with whom you dealt during that period.

"Prospective Customer" means any person who was at any time during the Protected Period engaged in negotiations, with which you were personally involved, with the Company or any Group Company with a view to obtaining goods or services from the Company or any Group Company or in relation to whom you have acquired Confidential Information.

"Protected Period'' means the 12 months immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave Period.

"Restriction Period" means the period of 6 months following the Termination Date less any Garden Leave period.

"Supplier" means any person with whom you have had material dealings as part of the Duties during the Protected Period and who has during that period supplied goods or services to the Company or any Group Company on terms other than those available

International HR\SVB Financial Group UK Svc Agreement_PCox
Rev. July 13, 2009

to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise.

2.	Obligations after employment

2.1	You shall not for a period of 3 months less any Garden Leave Period hold a Material Interest in a business or venture which:

(a)	is or is about to be in competition with the Business or any part thereof; or

(b)
is likely to result in the intentional or unintentional disclosure or use of Confidential Information by you in order for you to properly discharge your duties to or further your interest in that business or venture.

2.2
The provisions of clause 2.1 shall not operate so as to prevent you from being engaged, concerned or interested in any business or venture in so far as your work for that business or venture shall relate solely to services or activities with which the Duties were not concerned to a material extent or in relation to which you were not responsible and in relation to which you held no Confidential Information during the Protected Period.

2.3	You shall not for the Restriction Period in respect of any Goods and/or Services:

(a)	deal with or supply any Customer;

(b)	deal with or supply any Prospective Customer; or

(c)	offer employment or any contract for services to or employ or engage any Key Employee.

2.4	You shall not for the Restriction Period in respect of any Goods and/or Services:

(a)	solicit, facilitate the solicitation of or canvass the custom or business of any Customer;

(b)	solicit, facilitate the solicitation of or canvass the custom or business of any Prospective Customer; or

(c)
solicit or entice or endeavour to solicit or entice any Key Employee to leave his employment with or cease his directorship or consultancy with the Company or any Group Company, whether or not that person would breach any obligations owed to the Company or any relevant Group Company by so doing.

2.5	You shall not for the Restriction Period

(a)
deal with or accept the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of the Company's arrangement with the Supplier is diminished; or

International HR\SVB Financial Group UK Svc Agreement_PCox
Rev. July 13, 2009

(b)
solicit, facilitate the solicitation of or canvass the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of the Group Company's arrangement with the Supplier is diminished;

2.6
If, at any time during the Employment, two or more Key Employees leave the employment of the Company or any Group Company to provide Goods and/or Services for the same business or venture, you shall not, at any time during the 6 months following the last date on which any of those Key Employees was employed by the Company or any Group Company, be employed or engaged in any way with that business or venture in respect of any Goods and/or Services.

2.7	You shall not at any time after the Termination Date:

(a)
induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or Supplier to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(b)	be held out or represented by you or any other person as being in any way connected with or interested in the Company or any Group Company; or

(c)	disclose to any person or make use of any Confidential Information (except as required by law).

3.    General

3.1
You have given the undertakings in this Schedule to the Company as trustee for itself and each Group Company in the business of which you have been concerned or involved to any material extent during the Employment or which benefits from each undertaking. You agree that each such Group Company may enforce the benefit of each such undertaking.

3.2	You shall at the request and expense of the Company enter into direct undertakings with any such Group Company which correspond to the undertakings in this Schedule.

3.3
You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

3.4	You acknowledge that you have had the opportunity to take independent legal advice in relation to the undertakings contained in this Schedule.

3.5
The obligations imposed on you by this Schedule extend to you acting not only on your own account but also on behalf of any other firm, company or other person and shall apply whether you act directly or indirectly.

International HR\SVB Financial Group UK Svc Agreement_PCox
Rev. July 13, 2009

3.6
You warrant that you believe the covenants contained within this Schedule to be reasonable as between the parties and that you have no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.

Executed as a Deed            )
by Philip Cox                )    /s/ Philip Cox
in the presence of:            )

Signature of witness: /s/ Brenda Santoro

Name: Brenda Santoro

Address:

Occupation:

Executed as a Deed )
(but not delivered until the date )
appearing at the head of page 1) by     )
SVB Financial Group UK Limited     )
acting by •, a director             )    /s/ Greg Becker
in the presence of:             )

Signature of witness: /s/ Brenda Santoro

Name: Brenda Santoro

Address:

Occupation:

International HR\SVB Financial Group UK Svc Agreement_PCox
Rev. July 13, 2009